EXHIBIT (a)(1)(H)

COSAN LIMITED ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER

SÃO PAULO, SP, BRAZIL (December 31, 2018) – Cosan Limited (NYSE: CZZ) announced today the preliminary results of its tender offer to purchase up to U.S.$100,000,000 of its Class A common shares, or the shares, at (i) prices specified by the tendering shareholders of not greater than U.S.$9.30 nor less than U.S.$8.88 per share or (ii) at the purchase price determined in accordance with the tender offer. The tender offer expired at 11:59 p.m., New York City time, on December 28, 2018.

Based on the preliminary count by Computershare Trust Company, N.A., the Depositary for the tender offer (the “Depositary”), a total of 30,893,575 Class A common shares of Cosan were properly tendered and not properly withdrawn at a price of U.S.$8.88 per share, the minimum cash purchase price in the price range specified in the tender offer, including 5,834,718 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and in view of the preliminary results, Cosan expects to accept for payment an aggregate of 14,228,134 shares at a purchase price of U.S.$8.88 per share. The shares expected to be repurchased represent 9.6% of Cosan’s issued and outstanding Class A common shares as of December 28, 2018. The shares expected to be purchased include 2,966,873 additional shares that Cosan has elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding Class A common shares.

Because the tender offer is oversubscribed, Cosan expects to purchase only a prorated portion of the shares properly tendered by each tendering shareholder (other than “odd lot” holders whose shares will be purchased on a priority basis) at the final per share purchase price. Based on the preliminary count, and accounting for the effect of odd lot priority on the proration factor, the Depositary has informed Cosan that the preliminary proration factor for the tender offer is expected to be approximately 49.70% of the Class A common shares at the price of U.S.$8.88 and not validly withdrawn based on the total number of shares reported to be tendered at U.S.$8.88 and not withdrawn prior to the expiration of the tender offer and accounting for “odd lot” priority and the conditional tender provisions of the tender offer. This preliminary proration factor is subject to change based on, among other things, the number of tendered shares which satisfy the guaranteed delivery procedures.

The number of shares to be purchased and the purchase price per share are preliminary and subject to change. The determination of the final number of shares to be purchased and the final purchase price per share is subject to confirmation by the Depositary of the proper delivery of all shares validly tendered and not withdrawn, including shares to be delivered in accordance with notices of guaranteed delivery within the settlement period. The actual number of shares validly tendered and not withdrawn and the final purchase price per share will be announced following the completion of the confirmation process and the expiration of the guaranteed delivery period. Payment for the shares accepted for purchase will occur promptly thereafter. Payment for shares will be made in cash, without interest.

About Cosan

Cosan Limited (NYSE: CZZ) is an energy and infrastructure conglomerate and, when considered together with our joint venture entities formed with Shell Brazil Holdings B.V. (i.e., Raízen Combustíveis S.A. and Raízen Energia S.A., collectively known as “Raízen”), a Brazilian market reference in fuel distribution, sugar and ethanol production, natural gas distribution and railway-based logistics.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements including those regarding the expected timing of the tender offer described in this press release. These statements speak only as of the date of this press release and are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the ethanol, sugar and logistics industries; and changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.